As filed with the Securities and Exchange Commission on March 21, 2018

Registration No. 333-121642

Registration No. 333-130787

Registration No. 333-152187

Registration No. 333-182221

Registration No. 333-201853

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-121642

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-130787

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152187

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182221

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201853

UNDER

THE SECURITIES ACT OF 1933

BILL BARRETT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	80-0000545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1099 18th Street, Suite 2300

Denver, CO 80202

303-293-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bill Barrett Corporation Amended and Restated 2002 Stock Option Plan

Bill Barrett Corporation 2003 Stock Option Plan

Bill Barrett Corporation 2004 Stock Incentive Plan

Bill Barrett Corporation Retirement Savings Plan

Bill Barrett Corporation 2008 Stock Incentive Plan

Bill Barrett Corporation 2012 Equity Incentive Plan

(Full Title of Plans)

Kenneth A. Wonstolen

Senior Vice President-General Counsel; Secretary

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, CO 80202

303-293-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Elofson, Esq.

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period to comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 1 to Form S-8 (the “Amendment”) relates to the following Registration Statements of Bill Barrett Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-121642, filed with the Securities and Exchange Commission December 23, 2004, registering the offer and sale of 6,585,333 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (including the associated preferred stock purchase rights), issuable pursuant to the Company’s Amended and Restated 2002 Stock Option Plan, 2003 Stock Option Plan and 2004 Stock Incentive Plan, which includes up to 183,760 shares of Common Stock previously issued pursuant to the Company’s Amended and Restated 2002 Stock Option Plan and 2003 Stock Option Plan. This Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to such plans.

•	Registration Statement No. 333-130787, filed with the Securities and Exchange Commission December 30, 2005, registering the offer and sale of 250,000 shares of Common Stock pursuant to the Company’s Retirement Savings Plan.

•	Registration Statement No. 333-152187, filed with the Securities and Exchange Commission July 8, 2008, registering the offer and sale of 3,000,000 shares of Common Stock and an indeterminate number of additional shares of Common Stock that may be issued to prevent dilution by reason of stock splits, stock dividends or similar transactions, issuable pursuant to the Company’s 2008 Stock Incentive Plan.

•	Registration Statement No. 333-182221, filed with the Securities and Exchange Commission June 19, 2012, registering the offer and sale of 6,284,884 shares of Common Stock and an indeterminate number of additional shares of Common Stock that may be issued to prevent dilution by reason of stock splits, stock dividends or similar transactions, issuable pursuant to the Company’s 2012 Equity Incentive Plan.

•	Registration Statement No. 333-201853, filed with the Securities and Exchange Commission February 4, 2015, registering the offer and sale of an additional 50,000 shares of Common Stock and an indeterminate number of additional shares of Common Stock that may be issued to prevent dilution by reason of stock splits, stock dividends or similar transactions, issuable pursuant to the Company’s Retirement Savings Plan.

On December 4, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (“Fifth Creek”), HighPoint Resources Corporation, f/k/a Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“HighPoint”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of HighPoint (“Rio Grande Merger Sub”), Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HighPoint (“Parent Merger Sub”), for certain limited purposes set forth in the Merger Agreement, Fifth Creek Energy Company, LLC, a Delaware limited liability company, and for certain limited purposes set forth in the Merger Agreement, NGP Natural Resources XI, L.P., a Delaware limited partnership.

On March 19, 2018, pursuant to the Merger Agreement, Parent Merger Sub merged with and into the Company, with the Company surviving the merger, and Rio Grande Merger Sub merged with and into Fifth Creek, with Fifth Creek surviving the merger (collectively, the “Merger”). As a result, the Company and Fifth Creek became direct wholly owned subsidiaries of HighPoint.

In connection with the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly cause this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 21, 2018.

BILL BARRETT CORPORATION

By:	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen Senior Vice President – General Counsel; Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.